Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of SmartFinancial, Inc. of our report dated March 16, 2018, relating to the consolidated financial statements of SmartFinancial, Inc. appearing in the Annual Report on Form 10-K of SmartFinancial, Inc. for the years ended December 31, 2017 and December 31, 2016, and to the effectiveness of internal control over financial reporting for the year ended December 31, 2017, as well as to the reference to us under the heading “Experts” in the prospectus.

/s/ Mauldin & Jenkins, LLC

Mauldin & Jenkins, LLC
Chattanooga, Tennessee
August 31, 2018